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                      May 7, 2024

       Sheila M. Anderson
       Chief Financial Officer
       Daktronics, Inc.
       201 Daktronics Drive
       Brookings, SD 57006-5128

                                                        Re: Daktronics, Inc.
                                                            Form 10-K for the
Year Ended April 29, 2023
                                                            Form 8-K furnished
February 28, 2024
                                                            File No. 001-38747

       Dear Sheila M. Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing